Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. REPORTS Q4 and YEAR END 2012 RESULTS
Emphasis on Premium Products Helps to Counter Market Volatility

Highlights

•	Q4 net sales increase 22%; full year net sales increase 19%
•	Q4 net income of $0.01 earnings per share; prior-year net income of $0.89 per share included $0.77 per share in asset purchase gain (net of tax effect)
•	Operating income improves from increased sales of premium spirits and specialty ingredients, but difficult industry conditions persist
•	Positives for 2013 include new orders for whiskey and bourbon distillates, higher anticipated ingredient sales, and planned improvements at alcohol plants

ATCHISON, Kansas, March 12, 2013 - MGP Ingredients, Inc. (Nasdaq/MGPI) (the “Company”) today reported results for the fourth quarter and fiscal year ended December 31, 2012. Net income for the fourth quarter was $180,000, or $0.01 earnings per diluted share, compared with net income of $16.1 million, or $0.89 per diluted share, in the prior year. Net Income in the prior-year period includes a $13.0 million, or $0.77 per diluted share, asset acquisition gain (net of tax effect), associated with the acquisition of the company’s Indiana distillery.

Net sales for the fourth quarter increased by 22 percent over the year ago period. Significantly higher beverage alcohol sales more than offset a reduction in sales of alcohol for industrial applications. The Indiana distillery continues to increase production of premium spirits, including bourbon and rye whiskeys. Higher ingredient sales in the fourth quarter were paced by strong gains for MGP’s Fibersym® resistant starch, which increases dietary fiber levels while reducing the caloric content of bakery and prepared foods.

Fourth quarter gross profit improved significantly to $7.4 million, or 8.6 percent of net sales, compared with gross profit of $155,000 in the prior-year quarter. Income from operations was $970,000 compared to a loss of $7.3 million in the prior year period (excluding $13.0 million related to the above-mentioned asset purchase gain). Driving the improved profitability was a higher mix of premium products sold in both the distillery and ingredient segments. Other contributing factors include improved unit volume and pricing for the distiller’s feed by-product. Net income for the current fourth quarter also included a net loss in equity earnings of $555,000 from the ICP joint venture.

Net income for the twelve months of 2012 was $1.62 million, or $0.09 per diluted share, compared with net income of $1.0 million, or $0.06 per diluted share in the prior twelve months. Net sales for the full year increased by 19 percent to $334.3 million. Higher sales from the Indiana distillery accounted for the majority of the year-over-year increase.

“This was not a satisfactory year for MGP,” said Tim Newkirk, President and Chief Executive Officer. “The corn drought and consequent grain price volatility in 2012 prevented us from making any progress on our bottom line. Our strategy for navigating this tough marketplace is to put more emphasis on our premium products. On that front we did achieve solid sales growth driven by our bourbon and rye whiskeys, custom distillery blends and our food ingredients targeting nutritional health.”

“The improvement in our gross margins over the past few quarters is a key step as we work toward generating consistent operating profits and cash flow. We continue to experience lower volumes and margin compression in bulk alcohol sales due to higher input costs and increased market supply. However, our actions to reshape both our product mix and our asset base are beginning to bear fruit, even in the face of these ongoing industry challenges.”

“We did reach an important milestone,” he continued, “as the fourth quarter marked the first full year of ownership of our Indiana distillery. We accomplished a great deal as we re-established MGP’s presence in the premium segment of distilled spirits. In taking over this former captive distillery, we knew that we had to first prove ourselves as a reliable independent supplier.”

“With the help of new management and capital investments at the Indiana facility, we’re on track to see even stronger sales of premium spirits and custom blends in the coming year. We have positioned MGP to serve not only the major players in our industry, but also the growing base of independent craft distillers. Meanwhile, aged brown goods remain in short supply and we will continue to pursue opportunistic purchases to add to our aged barrel inventory.”

Premium Spirits and Industrial Alcohol

•
Distillery products sales for the fourth quarter were $71.4 million, an increase of 23.5 percent compared to the prior year quarter. Increases in sales of premium spirits, whiskeys, bourbons and distillers feed were offset by declines in lower-grade industrial alcohol products. Results from the prior-year period did not include premium beverage sales from the Indiana distillery, as well as fees related to the warehousing of barrels used in the aging of third-party-owned whiskey and bourbon.

•
The distillery products segment reported fourth quarter pre-tax operating income of $4.9 million, or 6.9 percent of sales, compared to a pre-tax profit of $855,000 during the same quarter a year ago. Quarter over quarter, pricing for distillery products out-paced the increased costs for corn, excluding the impact of accounting for open commodity contracts. For the fourth quarter, the per-bushel cost of corn averaged 15.1 percent higher than a year ago, with natural gas declining by an average of 18.5 percent over the same period.

•
Distillery products sales for the twelve months of 2012 were $276.6 million, an increase of 24.8 percent over the prior year period. Pre-tax segment operating income for the twelve months was $14.8 million, a multifold increase from $2.9 million over the same period a year ago.

Food Ingredients

•	Ingredient segment sales for the fourth quarter were $14.6 million, an increase of 20 percent from the prior year’s quarter. Sales benefited from both higher average pricing and unit volumes.

•
The ingredients segment reported fourth quarter pre-tax operating income of $1.2 million compared with a loss of $548,000 for the same quarter a year ago. Profitability improved significantly from the prior year due to higher average selling prices and lower costs for natural gas and raw materials, principally flour.

•
Ingredients segment sales for the twelve months of 2012 were $56.4million, approximately even with the prior year period. Pre-tax segment operating income for the twelve months improved significantly to $5.2 million compared with $1.0 million over the same period a year ago.

Biopolymers

•
Sales of the Company’s plant-based biopolymers in the fourth quarter were $217,000 compared with $257,000 in the same period one year ago. The Company reported a pre-tax operating loss of $97,000 compared to a pre-tax loss of $162,000 in the prior year’s quarter. For the twelve months segment sales were $1.1 million compared with last year’s $960,000. The pre-tax operating loss for the twelve months was $429,000 compared with a pre-tax loss of $658,000 in the prior-year.

Subsequent Asset Sale

On February 8, 2013, the Company completed the sale of its bioplastics manufacturing facility in Onaga, Kansas, and certain assets at the Company's extruder bio-resin laboratory located in Atchison, Kansas. The purchase price was $2.8 million in cash and was not subject to either an escrow arrangement or working capital adjustment.  The Company expects to record a $1.4 million gain on sale in the first quarter of 2013 as a result.

Outlook

Newkirk said, “The coming year will keep us focused on sales of premium products. We face continued competitive pricing in our bulk white goods, namely industrial and beverage alcohol. To counter this, we must lower the cost-per-gallon at both of our distilleries with more efficient energy usage, equipment upgrades and process improvements.”

He concluded, “MGP has gone to great lengths over the past two years to reduce the impact of commodity volatility on our business. This transformation is reflected today in a higher value sales mix, a more effective supply chain, and a more productive base of assets. We won’t be satisfied, however, until we achieve the level of profits and cash flow returns that we believe are within our reach. The proof will be in the results. To that end, we anticipate progress on our bottom line in 2013 as our efforts start to take hold.”

About MGP Ingredients

MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry. Distilled spirits are produced at facilities in the adjacent towns of Lawrenceburg and Greendale, Indiana. The Company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison or Indiana facilities, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the ability to effectively operate the Illinois Corn Processing, LLC (“ICP”) joint venture, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) actions of governments and (x) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect the Company’s business, see Item 1A. Risk Factors in Part II of the Company's Report on Form 10-K for the year ended December 31, 2012.

For More Information
Investors & Analysts:
George Zagoudis, Investor Relations
913-360-5441 or george.zagoudis@mgpingredients.com

Media:
Shanae Randolph, Corporate Director of Communications
913-360-5442 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
Gross Sales	$86,350	$70,425	$338,232	$279,656
Less Excise Taxes	--	86	3,897	193
Net Sales	$86,350	$70,339	$334,335	$279,463
Cost of Sales	78,930	70,184	309,312	272,786
Gross Profit	$7,420	$155	$25,023	$6,677

Selling, General and Administrative Expenses	$6,466	$6,343	$26,536	$21,987
Other Operating Costs and (Gain) Loss on Sale of Assets, Net	(16)	$(180)	(569)	$539
Impairment of Long Lived Assets	--	$1,301	--	$1,301
Bargain Purchase Gain	--	(13,048)	--	(13,048)
Income (Loss) from Operations	$970	$5,739	$(944)	$(4,102)

Gain on Sale of Joint Venture Interest	--	--	4,055	--
Other Income, Net	(1)	2	2	53
Interest Expense	(158)	(216)	(870)	(422)
Equity in Earnings (Loss)	(465)	2,279	(301)	(2,723)
Income (Loss) Before Income Taxes	$346	$7,804	$1,942	$(7,194)

Provision for Income Taxes	166	(8,340)	318	(8,272)
Net Income	$180	$16,144	$1,624	$1,078

Other Comprehensive Income (Loss)	(209)	2,500	802	1,968
Comprehensive Income (Loss)	$(29)	$18,644	$2,426	$3,046
Basic Earnings (Loss) Per Common Share	$0.01	$0.89	$0.09	$0.06
Diluted Earnings (Loss) Per Common Share	$0.01	$0.89	$0.09	$0.06

Weighted Average Shares Outstanding–Basic	16,995,251	16,904,748	16,951,168	16,804,797
Weighted Average Shares Outstanding–Diluted	16,995,251	16,907,209	16,951,168	16,808,883

CONSOLIDATED BALANCE SHEET(UNAUDITED)

(Dollars in thousands)	Dec. 31, 2012	Dec. 31, 2011	(Dollars in thousands)	Dec. 31, 2012	Dec. 31, 2011
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and Cash Equivalents	$--	$383	Current Maturities on Long-term Debt	$1,683	$1,670
Restricted Cash	12	7,605	Revolving Credit Facility	--	21,142
Receivables	35,325	27,804	Accounts Payable	18,860	22,704
Inventory	36,532	31,082	Accounts Payable to Affiliate, Net	4,008	6,167
Prepaid Expenses	697	958	Accrued Expenses	5,220	4,023
Deferred Income Taxes	5,283	6,056	Derivative Liabilities	--	3,465
Refundable Income Taxes	242	566	Total Current Liabilities	$29,771	$59,171
Derivative Assets	--	1,304	Other Liabilities:
Assets Held for Sale	--	2,300	Long-term Debt, Less Current Maturities	5,168	6,852
			Revolving Credit facility, Non-current	25,893	--
Total Current Assets	$78,091	$78,058	Deferred Credit	4,133	4,195
			Accrued Retirement, Health and Life
			Insurance Benefits	5,096	6,309
Property and Equipment, at Cost	190,519	185,386	Other Noncurrent Liabilities	1,000	2,144
Less Accumulated Depreciation	(115,128)	(108,307)	Noncurrent Deferred Income Taxes	5,283	6,056
Net Property, Plant and			Total Other Liabilities	$46,573	$25,556
Equipment	$75,391	$77,079	Total Liabilities	$76,344	$84,727
Equity Method Investments	7,301	12,147	Stockholders’ Equity	86,827	84,430
Other Noncurrent Assets	2,388	1,873	TOTAL LIABILITIES AND
TOTAL ASSETS	$163,171	$169,157	STOCKHOLDERS’ EQUITY	$163,171	$169,157
Capital Structure
Net Investment in:
Cash and Cash Equivalents	$--	$383
			Financed By:
Working Capital	$48,320	$18,887	Long-term Debt*	$31,061	$6,852
Property, Plant and Equipment	75,391	77,079	Deferred Liabilities	15,512	18,704
Other Noncurrent Assets	9,689	14,020	Stockholders’ Equity	86,827	84,430
Total	$133,400	$109,986	Total	$133,400	$109,986

*Excludes short-term portion.  Short- term portion is included within working capital.